BDO USA, LLP	Tel: 952-854-5700 Fax: 952-854-1163 www.bdo.com	7650 Edinborough Way, Suite 225 Edina, MN 55435

February 16, 2015

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on February 13, 2015, to be filed by our former client, Trailblazer Resources, Inc.  We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,